EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 1, 2006, except for the restatement described in Note 2 and the presentation of loss per share in Note 9 as to which the date is September 25, 2006, relating to the financial statements and financial statement schedule of Switch & Data Facilities Company, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

September 26, 2006